Exhibit 10.1

THIRD AMENDED AND RESTATED
HP INC. 2004 STOCK INCENTIVE PLAN

1.	Purposes of the Plan.

The purpose of this Plan is to encourage ownership in the Company by key personnel whose long-term employment is considered essential to the Company’s continued progress and, thereby, encourage recipients to act in the shareholders’ interest and share in the Company’s success and to provide an opportunity for cash awards to incentivize or reward employees.

2.	Definitions.

As used herein, the following definitions shall apply:

(a)          “Administrator” means the Board, any Committee or such delegates as shall be administering the Plan in accordance with Section 4 of the Plan.

(b)          “Affiliate” means any entity that is directly or indirectly controlled by the Company or any entity in which the Company has a significant ownership interest as determined by the Administrator provided that the entity is one with respect to which Common Stock will qualify as “service recipient stock” under Section 409A of the Code to the extent necessary to exempt an Award from the application of Section 409A of the Code.  For the sake of clarity, the term “Affiliate” shall include a Subsidiary.

(c)          “Annual Equity Retainer” shall mean the amount which a Non-Employee Director will be entitled to receive in the form of equity for serving as a director in a relevant Director Plan Year, but shall not include reimbursement for expenses, fees associated with service on any committee of the Board, any cash compensation (whether or not payable in Shares at the election of the Non-Employee Director), or fees with respect to any other services to be provided to HP or the Board, including but not limited to Board leadership services.

(d)          “Applicable Laws” means the requirements relating to the administration of equity compensation plans under U.S. federal and state laws, any stock exchange or quotation system on which the Company has listed or submitted for quotation the Common Stock to the extent provided under the terms of the Company’s agreement with such exchange or quotation system and, with respect to Awards subject to the laws of any foreign jurisdiction where Awards are, or will be, granted under the Plan, the laws of such jurisdiction.

(e)          “Award” means a Cash Award, Stock Award, Stock Appreciation Right, or Option granted in accordance with the terms of the Plan.

(f)           “Awardee” means an individual who has been granted an Award under the Plan.

(g)          “Award Agreement” means a Cash Award Agreement, Stock Award Agreement, SAR Agreement and/or Option Agreement, which may be in written or electronic format, in such form and with such terms as may be specified by the Administrator, evidencing the terms and conditions of an individual Award. Each Award Agreement is subject to the terms and conditions of the Plan. An Award Agreement may be in the form of either (i) an agreement to be either executed by both the Awardee and the Company or offered and accepted electronically as the Administrator shall determine or (ii) certificates, notices or similar instruments as approved by the Administrator.

(h)          “Board” means the Board of Directors of the Company.

(i)           “Cash Award” means a bonus opportunity awarded under Section 12 pursuant to which a Participant may become entitled to receive an amount based on the satisfaction of such Performance Criteria as are specified in the agreement or other documents evidencing the Award (the “Cash Award Agreement”).

(j)           “Cause” shall mean, unless otherwise defined in an agreement to which the Participant is a party with the Company or an Affiliate, the occurrence of any of the following: (i) the Participant’s conviction of, or plea of guilty or nolo contendere to, a felony under Applicable Law; (ii) the Participant’s willful and deliberate failure in the performance of the Participant’s duties in any material respect; (iii) the Participant’s willful misconduct that results in material harm to the Company or an Affiliate; or (iv) the Participant’s material violation of the Company’s ethics and compliance program, code of conduct or other material policy of the Company.

(k)         “Change in Control” means any of the following, unless the Administrator provides otherwise:

i.          any merger or consolidation (other than a merger or consolidation in which 50% of the voting power of the voting securities of the surviving entity is controlled by the shareholders of the Company immediately prior to the transaction) in which the Company shall not be the surviving entity (or survives only as a subsidiary of another entity whose shareholders did not own all or substantially all of the Common Stock in substantially the same proportions as immediately prior to such transaction),

ii.         the sale of all or substantially all of the Company’s assets to any other person or entity (other than a wholly-owned subsidiary),

iii.        the acquisition of beneficial ownership of a controlling interest (including, without limitation, power to vote) the outstanding shares of Common Stock by any person or entity (including a “group” as defined by or under Section 13(d)(3) of the Exchange Act),

iv.         the dissolution or liquidation of the Company, or

v.          a contested election of Directors, as a result of which or in connection with which the persons who were Directors before such election or their nominees cease to constitute a majority of the Board.

A transaction shall not constitute a Change in Control if it is effected for the purpose of changing the place of incorporation or form of organization of the ultimate parent entity (including where the Company is succeeded by an issuer incorporated under the laws of another state, country or foreign government for such purpose and whether or not the Company remains in existence following such transaction) where all or substantially all of the persons or group that beneficially own all or substantially all of the combined voting power of the Company’s voting securities immediately prior to the transaction beneficially own all or substantially all of the combined voting power of the Company in substantially the same proportions of their ownership after the transaction.

Notwithstanding the foregoing, if a Change in Control constitutes a payment event with respect to any Award (or any portion of an Award) that provides for the deferral of compensation that is subject to Section 409A of the Code, to the extent required to avoid the imposition of additional taxes under Section 409A of the Code, the transaction or event described in this Section 2(j) with respect to such Award (or portion thereof) shall only constitute a Change in Control for purposes of the payment timing of such Award if such transaction also constitutes a “change in control event,” as defined in Treasury Regulation Section 1.409A-3(i)(5).

(l)           “Code” means the United States Internal Revenue Code of 1986, as amended, and the regulations promulgated thereunder.

(m)         “Committee” means a committee of Directors appointed by the Board in accordance with Section 4 of the Plan.  The HR and Compensation Committee of the Board shall be deemed a “Committee” for purposes of the Plan.

(n)          “Common Stock” means the common stock of the Company.

(o)          “Company” or “HP” means HP Inc., a Delaware corporation, or its successor.

(p)          “Conversion Award” has the meaning set forth in Section 4(b)(xi) of the Plan.

(q)          “Director” means a member of the Board.

(r)          “Director Option Award” has the meaning set forth in Section 13(b) of the Plan.

(s)          “Director Plan Year” shall mean the year beginning the day after HP’s annual meeting and ending on the day of HP’s next annual meeting, as the case may be, for any relevant year.

(t)          “Director RSU Award” has the meaning set forth in Section 13(b) of the Plan.

(u)          “Dividend Equivalent Right” means a right to receive the equivalent value of dividends paid on the Common Stock with respect to the Shares underlying an Award that is a Full-Value Award prior to settlement of the Award in accordance with the provision of Section 14(c).

(v)          “Employee” means a regular, active employee of the Company or any Affiliate, including an Officer and/or Director. The Administrator shall determine whether or not the chairman of the Board qualifies as an “Employee.” Within the limitations of Applicable Law, the Administrator shall have the discretion to determine the effect upon an Award and upon an individual’s status as an Employee in the case of (i) any individual who is classified by the Company or an Affiliate as leased from or otherwise employed by a third party or as intermittent or temporary, even if any such classification is changed retroactively as a result of an audit, litigation or otherwise, (ii) any leave of absence approved by the Company or an Affiliate, (iii) any transfer between locations of employment with the Company or an Affiliate or between the Company and any Affiliate, or between any Affiliates, (iv) any change in the Awardee’s status from an employee to a consultant or Director, and (v) at the request of the Company or an Affiliate, an employee becomes employed by any partnership, joint venture or corporation not meeting the requirements of an Affiliate in which the Company or an Affiliate is a party.

(w)         “Exchange Act” means the United States Securities Exchange Act of 1934, as amended.

(x)          “Fair Market Value” means, unless the Administrator determines otherwise, as of any date, the closing sales price for such Common Stock on the New York Stock Exchange (the “NYSE”) as of such date (or if no sales were reported on such date, the closing sales price on the last preceding day on which a sale was made), as reported in such source as the Administrator shall determine.

(y)          “Full-Value Award” means any Award under the Plan other than a Cash Award, an Option or a Stock Appreciation Right.  For avoidance of doubt, Stock Awards settled in cash are not Full-Value Awards.

(z)          “Grant Date” means the date upon which an Award is granted to an Awardee pursuant to this Plan or such later date as specified in advance by the Administrator.

(aa)        “Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code.

(bb)        “Non-Employee Director” shall mean each member of the Board who is not an employee of HP or any of its Subsidiaries or Affiliates and who is eligible only for Awards granted pursuant to Section 13 of the Plan.

(cc)        “Nonstatutory Stock Option” means an Option not intended to qualify as an Incentive Stock Option.

(dd)        “Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.

(ee)      “Option” means a right granted under Section 8 to purchase a number of Shares at such exercise price, at such times, and on such other terms and conditions as are specified in the agreement or other documents evidencing the Award (the “Option Agreement”). Both Options intended to qualify as Incentive Stock Options and Nonstatutory Stock Options may be granted under the Plan.

(ff)         “Participant” means an individual who has been granted an Award or any person (including any estate) to whom an Award has been assigned or transferred as permitted hereunder.

(gg)        “Performance Criteria” shall have the meaning set forth in Section 13(b) of the Plan.

(hh)        “Plan” means this Third Amended and Restated HP Inc. 2004 Stock Incentive Plan, as may be amended from time to time.

(ii)         “Share” means a share of the Common Stock, as adjusted in accordance with Section 15 of the Plan.

(jj)         “Stock Appreciation Right” or “SAR” means a right granted under Section 8 which entitles the recipient to receive an amount equal to the excess of the Fair Market Value of a Share on the date of exercise of the Stock Appreciation Right over the exercise price thereof on such terms and conditions as are specified in the agreement or other documents evidencing the Award (the “SAR Agreement”).  The Administrator shall determine whether a Stock Appreciation Right shall be settled in cash, Shares or a combination of cash and Shares. Stock Appreciation Rights may be granted in tandem with another Award or freestanding and unrelated to another Award.

(kk)        “Stock Award” means an award or issuance of Shares or Stock Units made under Section 11 of the Plan, the grant, issuance, retention, vesting and/or transferability of which is subject during specified periods of time to such conditions (including continued employment or performance conditions) and terms as are expressed in the agreement or other documents evidencing the Award (the “Stock Award Agreement”).

(ll)         “Stock Unit” means a bookkeeping entry representing an amount equivalent to the value of one Share, payable in cash, property or Shares. Stock Units represent an unfunded and unsecured obligation of the Company, except as otherwise provided for by the Administrator.

(mm)      “Subsidiary” means any company (other than the Company) in an unbroken chain of companies beginning with the Company, provided each company in the unbroken chain (other than the Company) owns, at the time of determination, stock possessing 50% or more of the total combined voting power of all classes of stock in one of the other companies in such chain.

(nn)        “Tax-Related Items” means any U.S. federal, state, and/or local taxes and any taxes imposed by a jurisdiction outside of the U.S. (including, without limitation, income tax, social insurance and similar contributions, payroll tax, fringe benefits tax, payment on account, employment tax, stamp tax and any other taxes related to participation in the Plan and legally applicable to a Participant, including any employer liability for which the Participant is liable pursuant to Applicable Laws or the applicable Award Agreement).

(oo)        “Termination of Employment” shall mean ceasing to be an Employee. However, for Incentive Stock Option purposes, Termination of Employment will occur when the Awardee ceases to be an employee (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or one of its Subsidiaries. The Administrator shall determine whether any corporate transaction, such as a sale or spin-off of a division or business unit, or a joint venture, shall be deemed to result in a Termination of Employment.

(pp)        “Total and Permanent Disability” shall have the meaning set forth in Section 22(e)(3) of the Code.

3.	Stock Subject to the Plan.

(a)        Aggregate Limits.  Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be issued pursuant to Awards granted under the Plan is 623,111,7331 Shares. The Shares subject to the Plan may be either Shares reacquired by the Company, including Shares purchased in the open market, or authorized but unissued Shares. Shares issued in respect of any Full-Value Award granted under the Plan after March 20, 2013 shall be counted against the share limit set forth in the foregoing sentence as 2.32 Shares for every single Share actually issued in connection with such Award.

(b)         Issuance of Shares.  For purposes of Section 3(a), the aggregate number of Shares issued under the Plan at any time shall equal only the number of Shares actually issued upon exercise or settlement of an Award.  If any Shares subject to an Award granted under the Plan are forfeited or such Award is settled in cash or otherwise terminates without the delivery of such Shares, the Shares subject to such Award, to the extent of any such forfeiture, settlement or termination, shall again be available for grant under the Plan.  Any Shares that become available for the grant of Awards pursuant to the foregoing sentence shall be added back in accordance with the following: (i) if the Shares were subject to Options or Stock Appreciation Rights, Shares will be added back as one (1) Share for every Share subject to the Options or Stock Appreciation Rights; (ii) if the Shares were subject to Stock Awards, Shares will be added back as 2.32 Shares for every single Share subject to the Stock Award.  Notwithstanding the foregoing, Shares subject to an Award under the Plan may not again be made available for issuance under the Plan if such Shares are: (i) Shares delivered to or withheld by the Company to pay the exercise price of an Option, (ii) Shares delivered to or withheld by the Company to pay the withholding Tax-Related Items, or (iii) Shares repurchased by the Company on the open market with the proceeds of an Award paid to the Company by or on behalf of the Participant.  For the avoidance of doubt, when SARs are exercised and settled in Shares the full number of Shares exercised will no longer be available for issuance under the Plan.

(c)         Share Limits.  Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares subject to Awards granted under this Plan during any calendar year to any one Awardee shall not exceed 4,000,000, except that in connection with the Participant’s initial service, an Awardee may be granted Awards covering up to an additional 4,000,000 Shares. Subject to the provisions of Section 15 of the Plan, the aggregate number of Shares that may be subject to all Incentive Stock Options granted under the Plan is 623,111,733 Shares. Notwithstanding anything to the contrary in the Plan, the limitations set forth in this Section 3(c) shall be subject to adjustment under Section 15(a) of the Plan only to the extent that such adjustment will not affect the ability to grant or the qualification of Incentive Stock Options under the Plan.

4.	Administration of The Plan.

(a)        Procedure.

i.        Multiple Administrative Bodies. The Plan shall be administered by the Board, one or more Committees and/or their delegates.

ii.        Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3 promulgated under the Exchange Act (“Rule 16b-3”), Awards to Officers and Directors shall be made by the entire Board or a Committee of two or more “non-employee directors” within the meaning of Rule 16b-3.

1 180,000,000 shares originally approved at the annual meeting March 17, 2004; 65,000,000 additional shares approved at the annual meeting March 17, 2010; 172,500,000 additional shares approved at the annual meeting in 2013; 30,000,000 additional shares approved at the annual meeting April 19, 2022. The Aggregate Limit also reflects an adjustment increasing the share reserve by 2.161989 shares for each share that was available for issuance as of the date of the adjustment to give effect to the stock dividend that was issued by the Company on November 1, 2015 in connection with the Company’s spin-off of Hewlett Packard Enterprises.  The Aggregate Limit was reduced by 80,000,000 shares, effective as of January 29, 2018.

iii.       Other Administration. Subject to applicable law, the Board or a Committee may delegate to an authorized officer or officers of the Company the power to approve Awards to persons eligible to receive Awards under the Plan who are not subject to Section 16 of the Exchange Act.

iv.        Delegation of Authority for the Day-to-Day Administration of the Plan. Except to the extent prohibited by Applicable Law, the Administrator may delegate to one or more individuals the day-to-day administration of the Plan and any of the functions assigned to it in this Plan. Such delegation may be revoked at any time.

(b)        Powers of the Administrator.  Subject to the provisions of the Plan and, in the case of a Committee or delegates acting as the Administrator, subject to the specific duties delegated to such Committee or delegates, the Administrator shall have the authority, in its discretion:

i.          to select the Awardees to whom Awards are to be granted hereunder;

ii.         to determine the number of shares of Common Stock to be covered by each Award granted hereunder;

iii.        to determine the type of Award to be granted to the selected Awardees;

iv.        to approve forms of Award Agreements for use under the Plan;

v.         to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise and/or purchase price, the time or times when an Award may be exercised or settled (which may or may not be based on Performance Criteria), the vesting schedule, any vesting and/or exercisability acceleration or waiver of forfeiture restrictions, the acceptable forms of consideration, the term, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator, in its sole discretion, shall determine and may be established at the time an Award is granted or thereafter;

vi.        to suspend the right to exercise Awards during any blackout period that is necessary or desirable to comply with the requirements of Applicable Laws and/or to extend the Award exercise period for an equal period of time in a manner consistent with Applicable Law;

vii.       to correct defects and supply omissions in the Plan and any Award Agreement and to correct administrative errors;

viii.      to construe and interpret the terms of the Plan (including sub-plans and Plan addenda) and Awards granted pursuant to the Plan;

ix.        to establish, adopt or revise rules and regulations and procedures relating to the operation and administration of the Plan to facilitate compliance with non-U.S. laws and procedures, facilitate administration of the Plan and/or take advantage of tax-favorable treatment for Awards granted to Participants outside the U.S., in each case, as it may deem necessary or advisable by the Administrator. Without limiting the generality of the foregoing, the Administrator is specifically authorized (A) to adopt the rules and procedures regarding the conversion of local currency, withholding procedures and handling of stock certificates which vary with local requirements and (B) to adopt sub-plans and Plan addenda as the Administrator deems desirable, to accommodate the foregoing;

x.         to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans and Plan addenda;

xi.        to modify or amend each Award, including, but not limited to, the acceleration of vesting and/or exercisability, provided, however, that any such amendment is subject to Section 15 of the Plan and may not materially impair any outstanding Award unless agreed to in writing by the Participant or if the Administrator deems such amendments are necessary or desirable to facilitate compliance with Applicable Laws;

xii.       to allow Participants to satisfy withholding of Tax-Related Items by electing to have the Company withhold from the Shares to be issued upon exercise of an Option or SAR, or vesting or settlement of a Stock Award that number of Shares. The value of the Shares to be withheld shall be determined in such manner and on such date that the Administrator shall determine or, in the absence of provision otherwise, on the date that the amount of Tax-Related Items to be withheld is to be determined. All elections by a Participant to have Shares withheld for this purpose shall be made in such form and under such conditions as the Administrator may provide;

xiii.      to authorize conversion or substitution under the Plan of any or all stock options, stock appreciation rights or other stock awards held by service providers of an entity acquired by the Company (the “Conversion Awards”). Any conversion or substitution shall be effective as of the close of the merger or acquisition. The Conversion Awards may be Nonstatutory Stock Options or Incentive Stock Options, as determined by the Administrator, with respect to options granted by the acquired entity. Unless otherwise determined by the Administrator at the time of conversion or substitution, all Conversion Awards shall have the same terms and conditions as Awards generally granted by the Company under the Plan;

xiv.      to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;

xv.        to impose such restrictions, conditions or limitations as it determines appropriate as to the timing and manner of any resales by a Participant or other subsequent transfers by the Participant of any Shares issued as a result of or under an Award, including without limitation, (A) restrictions under an insider trading policy and (B) restrictions as to the use of a specified brokerage firm for such resales or other transfers;

xvi.      to provide, either at the time an Award is granted or by subsequent action, that an Award shall contain as a term thereof, a right, either in tandem with the other rights under the Award or as an alternative thereto, of the Participant to receive, without payment to the Company, a number of Shares, cash or a combination thereof, the amount of which is determined by reference to the value of the Award; and

xvii.     to make all other determinations deemed necessary or advisable for administering the Plan and any Award granted hereunder.

(c)          Effect of Administrator’s Decision.  All decisions, determinations and interpretations by the Administrator regarding the Plan, any rules and regulations under the Plan and the terms and conditions of any Award granted hereunder, shall be final and binding on all Participants or other persons claiming rights under the Plan or any Award. The Administrator shall consider such factors as it deems relevant, in its sole and absolute discretion, to making such decisions, determinations and interpretations including, without limitation, the recommendations or advice of any officer or other employee of the Company and such attorneys, consultants and accountants as it may select.

5.	Eligibility.

Awards may be granted to Directors and/or Employees; provided that Non-Employee Directors are eligible only for awards granted under Section 13 of the Plan.

6.	Term of Plan.

The Plan shall become effective upon its approval by shareholders of the Company. It shall continue in effect for a term of ten (10) years from the later of the date the Plan or any amendment to add shares to the Plan is approved by shareholders of the Company unless terminated earlier under Section 15 of the Plan; provided, however, that Incentive Stock Options shall not be granted following the later of the date the Plan or any amendment to add shares to the Plan is approved the Board to the extent this date is earlier than the date approved by shareholder of the Company.

7.	Term of Award.

The term of each Award shall be determined by the Administrator and stated in the Award Agreement. In the case of an Option or SAR, the term shall be ten (10) years from the Grant Date or such shorter term as may be provided in the Award Agreement.

8.	Options and Stock Appreciation Rights.

The Administrator may grant an Option or SAR, or provide for the grant of an Option or SAR, either from time to time in the discretion of the Administrator or automatically upon the occurrence of specified events, including, without limitation, the achievement of performance goals, the satisfaction of an event or condition whether or not within the control of the Awardee.

(a)          Option or SAR Agreement.  Each Option or SAR Agreement shall contain provisions regarding (i) the number of Shares that may be issued upon exercise of the Option or SAR, (ii) the type of Option, (iii) the exercise price of the Shares and the means of payment for the Shares, (iv) the term of the Option or SAR, (v) such terms and conditions on the vesting and/or exercisability of an Option or SAR as may be determined from time to time by the Administrator, (vi) restrictions on the transfer of the Option or SAR and forfeiture provisions and (vii) such further terms and conditions, in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)         Exercise Price.  The per share exercise price for the Shares to be issued pursuant to exercise of an Option or SAR shall be determined by the Administrator, subject to the following:

i.        The per Share exercise price of an Option or SAR shall be no less than 100% of the Fair Market Value per Share on the Grant Date.

ii.        Notwithstanding the foregoing, at the Administrator’s discretion, Conversion Awards may be granted in substitution and/or conversion of options or stock appreciation rights of an acquired entity, with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of such substitution and/or conversion if such exercise price is based on a formula set forth in the terms of such options/stock appreciation rights or in the terms of the agreement providing for such acquisition.

(c)          No Option or SAR Repricings.  Other than in connection with a change in the Company’s capitalization (as described in Section 15(a) of the Plan), the exercise price of an Option or SAR may not be reduced without shareholder approval (including canceling previously awarded Options or SARs in exchange for cash, other Awards, Options or SARs with an exercise price that is less than the exercise price of the original Option or SAR).

(d)         Vesting Period and Exercise Dates.  Options or SARs granted under this Plan shall vest and/or be exercisable at such time and in such installments during the period prior to the expiration of the Option’s or SAR’s term as determined by the Administrator. The Administrator shall have the right to make the timing of the ability to exercise any Option or SAR granted under this Plan subject to continued employment, the passage of time and/or such performance requirements as deemed appropriate by the Administrator. At any time after the grant of an Option or SAR, the Administrator may reduce or eliminate any restrictions surrounding any Participant’s right to exercise all or part of the Option or SAR.

(e)          Form of Consideration for Exercising an Option.  The Administrator shall determine the acceptable form of consideration for exercising an Option, including the method of payment, either through the terms of the Option Agreement or at the time of exercise of an Option. Acceptable forms of consideration may include:

i.          cash;

ii.         check or wire transfer (denominated in U.S. Dollars);

iii.          subject to any conditions or limitations established by the Administrator, withholding of Shares deliverable upon exercise, which have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option shall be exercised;

iv.         consideration received by the Company under a broker-assisted sale and remittance program acceptable to the Administrator;

v.         such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or

vi.        any combination of the foregoing methods of payment.

9.	Incentive Stock Option Limitations/Terms.

(a)          Eligibility.  Only employees (as determined in accordance with Section 3401(c) of the Code and the regulations promulgated thereunder) of the Company or any of its Subsidiaries may be granted Incentive Stock Options.

(b)         $100,000 Limitation.  Notwithstanding the designation “Incentive Stock Option” in an Option Agreement, if and to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Awardee during any calendar year (under all plans of the Company and any of its Subsidiaries) exceeds U.S. $100,000, such Options shall be treated as Nonstatutory Stock Options. For purposes of this Section 9(b), Incentive Stock Options shall be taken into account in the order in which they were granted. The Fair Market Value of the Shares shall be determined as of the Grant Date.

(c)          Effect of Termination of Employment on Incentive Stock Options.  Generally. Unless otherwise provided for by the Administrator, upon an Awardee’s Termination of Employment, any outstanding Incentive Stock Option granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment.

(d)          Leave of Absence.  For purposes of Incentive Stock Options, no leave of absence may exceed ninety (90) days, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company or a Subsidiary is not so guaranteed, an Awardee’s employment with the Company shall be deemed terminated on the ninety-first (91st) day of such leave for Incentive Stock Option purposes and any Incentive Stock Option granted to the Awardee shall cease to be treated as an Incentive Stock Option and shall terminate upon the expiration of the three month period following the date the employment relationship is deemed terminated.

(e)          Transferability.  The Option Agreement must provide that an Incentive Stock Option cannot be transferable by the Awardee otherwise than by will or the laws of descent and distribution, and, during the lifetime of such Awardee, must not be exercisable by any other person. If the terms of an Incentive Stock Option are amended to permit transferability, the Option will be treated for tax purposes as a Nonstatutory Stock Option.

(f)          Other Terms.  Option Agreements evidencing Incentive Stock Options shall contain such other terms and conditions as may be necessary to qualify, to the extent determined desirable by the Administrator, with the applicable provisions of Section 422 of the Code.

10.	Exercise of Option or SAR.

(a)         Procedure for Exercise; Rights as a Shareholder.

i.          Any Option or SAR granted hereunder shall be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the respective Award Agreement. Unless the Administrator provides otherwise: (A) no Option or SAR may be exercised during any leave of absence other than an approved personal or medical leave with an employment guarantee upon return, (B) an Option or SAR shall continue to vest during any authorized leave of absence and such Option or SAR may be exercised to the extent vested and exercisable upon the Awardee’s return to active employment status.

ii.         An Option or SAR shall be deemed exercised when the Company receives (A) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option or SAR; (B) full payment for the Shares with respect to which the related Option is exercised; and (C) with respect to Nonstatutory Stock Options or SARs, satisfaction of all applicable withholding of Tax-Related Items.

iii.       Shares issued upon exercise of an Option or SAR shall be issued in the name of the Participant. Unless provided otherwise by the Administrator or pursuant to this Plan, until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a shareholder shall exist with respect to the Shares subject to an Option or SAR, notwithstanding the exercise of the Option or SAR. No dividend equivalents may accrue with respect to Options.

iv.         The Company shall issue (or cause to be issued) such Shares as soon as administratively practicable after the Option or SAR is exercised. An Option or SAR may not be exercised for a fraction of a Share.

(b)         Effect of Termination of Employment on Nonstatutory Stock Options or SARs.  Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon an Awardee’s Termination of Employment, any outstanding Nonstatutory Stock Option or SAR granted to such Awardee, whether vested or unvested, to the extent not theretofore exercised, shall terminate immediately upon the Awardee’s Termination of Employment.

11.	Stock Awards.

(a)          Stock Award Agreement.  Each Stock Award Agreement shall contain provisions regarding (i) the number of Shares subject to such Stock Award or a formula for determining such number, (ii) the purchase price of the Shares, if any, and the means of payment for the Shares, (iii) the Performance Criteria, if any, and level of achievement versus these criteria that shall determine the number of Shares granted, issued, retainable and/or vested, (iv) such terms and conditions on the grant, issuance, vesting and/or forfeiture of the Shares as may be determined from time to time by the Administrator, (v) restrictions on the transferability of the Stock Award and (vi) such further terms and conditions in each case not inconsistent with this Plan as may be determined from time to time by the Administrator.

(b)         Restrictions and Performance Criteria.  The grant, issuance, retention and/or vesting of each Stock Award may be subject to such Performance Criteria and level of achievement versus these criteria as the Administrator shall determine.

(c)         Forfeiture.  Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon the Awardee’s Termination of Employment, the Stock Award and the Shares subject thereto shall be forfeited, provided that to the extent that the Awardee purchased any Shares, the Company shall have a right to repurchase the unvested Shares at the original price paid by the Awardee.

(d)         Rights as a Shareholder.  Unless otherwise provided by the Administrator, the Participant shall have the rights equivalent to those of a shareholder and shall be a shareholder only after Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company) to the Participant. The Administrator may, in its sole discretion, grant Dividend Equivalent Rights, payable in cash, Shares, other securities, or other property, with respect to Stock Units, on such terms and conditions as may be determined by the Administrator, in its sole discretion. Any dividend or Dividend Equivalent Right otherwise payable in respect of any Stock Award that remains subject to vesting conditions at the time of payment of such dividend shall not be paid to the Participant to the extent the underlying Award does not vest.

12.	Cash Awards.

Each Cash Award will confer upon the Awardee the opportunity to earn a future payment tied to the level of achievement with respect to one or more Performance Criteria established for a performance period of not less than one (1) year.

(a)         Cash Award.  Each Cash Award shall contain provisions regarding (i) the target and maximum amount payable to the Awardee as a Cash Award, (ii) the Performance Criteria and level of achievement versus these criteria which shall determine the amount of such payment, (iii) the period as to which performance shall be measured for establishing the amount of any payment, (iv) the timing of any payment earned by virtue of performance, (v) restrictions on the alienation or transfer of the Cash Award prior to actual payment, (vi) forfeiture provisions, and (vii) such further terms and conditions, in each case not inconsistent with the Plan, as may be determined from time to time by the Administrator. The maximum amount payable as a Cash Award that is settled for cash may be a multiple of the target amount payable.  To the extent that any Cash Award is granted under the Company’s 2005 Pay-for-Results Plan, the terms and conditions of this Section 12 shall prevail over the terms and conditions of the 2005 Pay-for-Results Plan.

(b)         Performance Criteria.  The Administrator shall establish the Performance Criteria and level of achievement versus these criteria which shall determine the target and the minimum and maximum amount payable under a Cash Award, which criteria may be based on financial performance and /or personal performance evaluations.

(c)         Timing and Form of Payment.  The Administrator shall determine the timing of payment of any Cash Award. The Administrator may provide for or, subject to such terms and conditions as the Administrator may specify, may permit an Awardee to elect (in a manner consistent with Section 409A of the Code) for the payment of any Cash Award to be deferred to a specified date or event. The Administrator may specify the form of payment of Cash Awards, which may be cash or other property, or may provide for an Awardee to have the option for the Participant’s Cash Award, or such portion thereof as the Administrator may specify, to be paid in whole or in part in cash or other property.

(d)         Termination of Employment.  Unless otherwise provided for by the Administrator prior to the Awardee’s Termination of Employment, upon the Awardee’s Termination of Employment, any Cash Awards issued hereunder shall be forfeited,

13.	Non-Employee Director Awards.

(a)        Eligibility.  Each member of the Board who is a Non-Employee Director and who is providing service to HP as a member of the Board at the beginning of the Director Plan Year shall be eligible to receive an Annual Equity Retainer (as defined in Section 2 above) under the Plan. The value of the Annual Equity Retainer granted to a Non-Employee Director for any Director Plan Year (which shall be converted into a number of shares subject to a Director RSU Award (as provided in Section 13(b)(ii)) or Director Option Award (as provided in Section 13(b)(iii)) shall not exceed $550,000.

Any member of the Board who enters service after the beginning of the Director Plan Year (as defined in Section 2 above) may be eligible to receive a prorated Annual Equity Retainer under the Plan as the Board or the Committee determines in its discretion.

(b)        Terms and Conditions.

i.          Compensation Alternatives. Within such period as may be designated by the Committee (i) prior to the beginning of the Director Plan Year, or (ii) if the Non-Employee Director elects to defer Director RSU Awards (as defined below), in the calendar year preceding the first day of the Director Plan Year, each Non-Employee Director may elect to receive his Annual Equity Retainer in the form of restricted stock units (a “Director RSU Award”) or in the form of an option to purchase shares of Common Stock (a “Director Option Award”). If any Non-Employee Director fails to make such an election, then he shall be deemed to have elected a Director RSU Award for the value of his Annual Equity Retainer. Each Non-Employee Director may also elect, in the calendar year preceding the first day of the Director Plan Year, to receive any cash portion of his Non-Employee Director compensation in the form of a Director RSU Award. Any such election, or any modification or termination of such an election, shall be filed with HP on a form prescribed by HP for this purpose.  If a Non-Employee Director does not elect to defer  his or her Director RSU Awards and does not select his or her means of payment within the prescribed time, then such Non-Employee Director shall not be permitted to defer Director RSU Awards for the applicable Director Plan Year. Notwithstanding anything herein to the contrary, any individual who first becomes a Non-Employee Director after the start of a calendar year and has not otherwise been eligible to participate in a non-qualified deferred compensation plan maintained by the Company, may elect within 30 days of becoming a Non-Employee Director to defer his Annual Equity Retainer (to the extent such Non-Employee Director also elects to receive such Annual Equity Retainer in the form of Director RSU Awards), and any cash portion of his Non-Employee Director compensation that the Non-Employee Director elects to receive in the form of a Director RSU Award, that is earned with respect to service as a Non-Employee Director subsequent to the date the deferral election becomes effective. Such election shall be irrevocable and effective no later than the end of such 30-day period.

ii.         Director RSU Award.

A.       Date of Grant. The Director RSU Award shall be granted automatically on the date of the annual shareholders meeting (the “Director Grant Date”).

B.        Number of Shares Subject to a Director RSU Award. The total number of shares of Common Stock included in each Director RSU Award shall be determined by dividing the amount of the Annual Equity Retainer that is to be paid in RSUs by the Fair Market Value of a share of Common Stock on the Director Grant Date. It shall be rounded up to the largest number of whole shares.

C.      Vesting Period for Director RSU Award. The vesting applicable to the Director RSU Award for a Director Plan Year shall be determined by the Committee and set forth in the applicable Award Agreement.  Unless deferred, Shares subject to Director RSU Awards shall be delivered promptly upon satisfaction of the vesting conditions, but no later than March 15 of the calendar year following the calendar year in which the vesting conditions are satisfied.

iii.       Director Option Award. Subject to Section 13(b)(i) above, each Non-Employee Director may specify the amount of his Annual Equity Retainer to be received in the form of a Nonstatutory Stock Option. Each Director Option Award granted under this Plan shall comply with and be subject to the terms of the Plan and the following terms and conditions including such additional terms and conditions as may be determined by the Board or Committee:

A.       Date of Grant. The Director Option Award shall be granted automatically on the Director Grant Date.

B.       Number of Shares Subject to Director Option Award. The number of shares to be subject to any Director Option Award shall be an amount necessary to make such option equal in value, using a modified Black-Scholes option valuation model, to that portion of the Annual Equity Retainer that the Non-Employee Director elected to receive in the form of an option. The value of the option will be calculated by assuming that the value of an option to purchase one share of Common Stock equals the product of (i) a fraction determined by dividing 1 by the Multiplier, as defined below, and (ii) the Fair Market Value of a share of Common Stock on the Director Grant Date.

The number of shares represented by a Director Option Award shall be determined by multiplying the number of shares determined above by a multiplier determined using a modified Black-Scholes option valuation method (the “Multiplier”). The Board or the Committee shall determine the Multiplier prior to the beginning of the Director Plan Year by considering the following factors: (i) the Fair Market Value of the Common Stock on the date the Multiplier is determined; (ii) the average length of time that Company stock options are held by optionees prior to exercise; (iii) the risk-free rate of return based on the term determined in (ii) above and U.S. government securities rates; (iv) the annual dividend yield for the Common Stock; and (v) the volatility of the Common Stock over the previous ten-year period. The number of shares to be subject to the option shall be rounded up to the largest number of whole shares determined as follows:

Amount of Annual Equity Retainer to be paid as options
--------------------------------------------------------------------          x Multiplier  = Number of Shares
Fair Market Value on the Director Grant Date

           C.       Price of Options. The exercise price of the Director Option Award will be the Fair Market Value of the Common Stock on the Director Grant Date.

D.       Period of Director Option Award. The vesting and exercisability applicable to a Director Option Award shall be determined by the Committee and set forth in the applicable Award Agreement.  If the Committee does not expressly exercise its discretion to change the exercisability (including the vesting schedule and/or the term of an option) of the Director Option Award for a Director Plan Year, then the exercisability of such options shall be the same as the last Director Plan Year in which the Committee expressly exercised its discretion to determine the exercisability of Shares subject to the Director Option Award.

iv.        Termination.  Any Non-Employee Director who terminates service prior to the end of the Director Plan Year may have his Annual Equity Retainer prorated, including a forfeiture of options, restricted stock units or cash payment, if any, as the Board or the Committee determines in its discretion.

14.	Other Provisions Applicable to Awards.

(a)         Non-Transferability of Awards.  Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by beneficiary designation, will or by the laws of descent or distribution. The Administrator may make an Award transferable to an Awardee’s “family member” (as such term is defined in Section 1(a)(5) of the General Instructions to Form S-8 under the Securities Act of 1933, as amended), to trusts solely for the benefit of such family members and to partnerships in which such family members and/or trusts are the only partners. If the Administrator makes an Award transferable, either at the time of grant or thereafter, such Award shall contain such additional terms and conditions as the Administrator deems appropriate, and any transferee shall be deemed to be bound by such terms upon acceptance of such transfer.

(b)         Performance Criteria.  For purposes of this Plan, the term “Performance Criteria” shall mean any performance criteria selected by the Administrator, including, but not limited to, one or more of the following performance criteria, either individually, alternatively or in any combination, applied to either the Company as a whole or to a business unit, Affiliate or business segment, either individually, alternatively or in any combination, and measured either annually or cumulatively over a period of years, on an absolute basis or relative to a pre-established target, to previous years’ results or to a designated comparison group, in each case as specified by the Administrator in the Award: (i) cash flow (including operating cash flow or free cash flow) or cash conversion cycle; (ii) earnings (including gross margin, earnings before interest and taxes, earnings before taxes, and net earnings); (iii) earnings per share; (iv) growth in: earnings or earnings per share, cash flow, revenue, gross margin, operating expense or operating expense as a percentage of revenue; (v) stock price; (vi) return on equity or average shareholder equity; (vii) total shareholder return; (viii) return on capital; (ix) return on assets or net assets; (x) return on investment; (xi) revenue (on an absolute basis or adjusted for currency effects); (xii) net profit or net profit before annual bonus; (xiii) income or net income; (xiv) operating income or net operating income; (xv) operating profit, net operating profit or controllable operating profit; (xvi) operating margin or operating expense or operating expense as a percentage of revenue; (xvii) return on operating revenue; (xviii) market share or customer indicators; (xix) contract awards or backlog; (xx) overhead or other expense reduction; (xxi) growth in shareholder value relative to the moving average of the S&P 500 Index or a peer group index or another index; (xxii) credit rating; (xxiii) strategic plan development and implementation, attainment of research and development milestones or new product invention or innovation; (xxiv) succession plan development and implementation; (xxv) improvement in productivity or workforce diversity, (xxvi) attainment of objective operating goals and employee metrics; (xxvii) economic value added; and (xxviii) any other environmental, social, and corporate governance goals and objectives.  The Administrator may appropriately adjust any evaluation of performance under a Performance Criteria to exclude any of the following events (or any other event specified in the Award Agreement) that occurs during a performance period: (A) asset write-downs; (B) litigation or claim judgments or settlements; (C) the effect of changes in tax law, accounting principles or other such laws or provisions affecting reported results; (D) accruals for reorganization and restructuring programs; and (E) any items that are unusual in nature  and infrequently occurring pursuant to Accounting Standards Update 2015-01  and/or in management’s discussion and analysis of financial condition and results of operations appearing in the Company’s annual report to shareholders for the applicable year.

(c)         Tax-Related Items.  The Company or any Affiliate, as applicable, shall have the authority to require a Participant to remit to the Company or an Affiliate, an amount sufficient to satisfy the withholding obligations for Tax-Related Items or to take such other action as may be necessary or appropriate in the opinion of the Company or an Affiliate, as applicable, to satisfy withholding obligations for Tax-Related Items, including one or a combination of the following: (a) withholding from the Participant’s wages or other cash compensation payable to the Participant by the Company or an Affiliate; (b) withholding from the proceeds of the sale of Shares acquired pursuant to an Award, either through a voluntary sale or a mandatory sale arranged by the Company on the Participant’s behalf, without need of further authorization; or (c) in the Committee’s sole discretion, by withholding Shares otherwise issuable under an Award (or allowing the return of Shares) sufficient, as determined by the Committee in its sole discretion, to satisfy such Tax-Related Items.  No Shares shall be delivered pursuant to an Award to any Participant or other person until the Participant or such other person has made arrangements acceptable to the Committee to satisfy the withholding obligations for Tax-Related Items.

(d)         No Representations or Warranties Regarding Tax Affect.  Notwithstanding any provision of the Plan to the contrary, the Company, its Affiliates, the Board, and the Committee neither represent nor warrant the tax treatment under any federal, state, local, or foreign laws and regulations thereunder (individually and collectively referred to as the “Tax Laws”) of any Award granted or any amounts paid to any Participant under the Plan including, but not limited to, when and to what extent such Awards or amounts may be subject to tax, penalties, and interest under the Tax Laws.

(e)         Clawback/Recovery. All Awards granted under the Plan will be subject to recoupment in accordance with any clawback policy adopted by the Company providing for the recovery of Awards, shares, proceeds, or payments to Participants in the event of fraud or as required by Applicable Laws or governance considerations or in other similar circumstances.

(f)          Section 409A of the Code.  Notwithstanding anything in the Plan to the contrary, to the extent applicable, it is intended that the Plan and all Awards hereunder (and any Award Agreement related thereto) shall either comply with or be exempt from the provisions of Section 409A of the Code, and the Plan and all applicable Awards (and related Award Agreements) not otherwise exempt from Section 409A be construed and applied in a manner consistent with such intent. In furtherance thereof, any amount constituting a “deferral of compensation” under Treasury Regulation Section 1.409A-1(b) that is payable to an Awardee upon a separation from service of the Awardee (within the meaning of Treasury Regulation Section 1.409A-1(h)) (other than due to the Awardee’s death), occurring while the Awardee shall be a “specified employee” (within the meaning of Treasury Regulation Section 1.409A-1(i)) of the Company, shall not be paid until the earlier of (i) the date that is the first day of the seventh month following such separation from service, or (ii) the date of the Awardee’s death following such separation from service.  Each Participant is solely responsible and liable for the satisfaction of all taxes and penalties that may be imposed on or in respect of such Participant in connection with the Plan (including any taxes and penalties under Section 409A of the Code), and neither the Service Recipient nor any other member of the Company Group shall have any obligation to indemnify or otherwise hold such Participant (or any beneficiary) harmless from any or all of such taxes or penalties.

15.	Adjustments upon Changes in Capitalization, Dissolution, Merger or Asset Sale.

(a)          Changes in Capitalization.  Subject to any required action by the shareholders of the Company, (i) the number and kind of Shares available for issuance under the Plan and/or covered by each outstanding Award, (ii) the price per Share subject to each such outstanding Award and (iii) the Share limitations set forth in Section 3 of the Plan, shall be proportionately adjusted for any increase or decrease in the number or kind of issued shares resulting from a stock split, spin-off, reverse stock split, dividend or other distribution (whether in the form of cash, Shares, other securities or other property (other than regular, cash dividends)), combination or reclassification of the Common Stock, or any other increase (or new issuance of securities of the Company or any Affiliate) or decrease in the number of issued shares of Common Stock or other securities effected without receipt of consideration by the Company or any other similar event or other change related to a corporate effect affecting the Share or the price of Shares; provided, however, that conversion of any convertible securities of the Company shall not be deemed to have been “effected without receipt of consideration.” Such adjustment shall be made by the Administrator, whose determination in that respect shall be final, binding and conclusive. Except as expressly provided herein, no issuance by the Company of shares of stock of any class, or securities convertible into shares of stock of any class, shall affect, and no adjustment by reason thereof shall be made with respect to, the number or price of shares of Common Stock subject to an Award.

(b)          Dissolution or Liquidation.  In the event of the proposed dissolution or liquidation of the Company, the Administrator shall notify each Participant as soon as practicable prior to the effective date of such proposed transaction. The Administrator in its discretion may provide at any time for an Option to be fully vested and exercisable until ten (10) days prior to such transaction. In addition, the Administrator may provide that any restrictions on any Award shall lapse prior to the transaction, provided the proposed dissolution or liquidation takes place at the time and in the manner contemplated. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed transaction.

(c)          Change in Control.  In the event there is a Change in Control of the Company, as determined by the Board or a Committee, Awards under this Plan shall be treated as set forth in this Section 15(c).

i.
Change in Control in which Awards are Assumed:  Unless otherwise provided by the Board or a Committee in an Award Agreement or any other agreement with a Participant, in connection with a Change in Control in which Awards are being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent assumed, continued, or substituted for:

A.
The Plan and the Awards theretofore granted under the Plan shall continue in the manner and under the terms so provided in the event of a Change in Control to the extent that provision is made in writing in connection with such Change in Control for the assumption or continuation of such Awards, or for the substitution for such Awards of new cash awards, stock units, stock appreciation rights, stock options, and other equity-based awards relating to the stock of a successor entity, or a parent or subsidiary thereof, with appropriate adjustments as to the number of shares (disregarding any consideration that is not common stock) and option and appreciation rights exercise prices; and

B.
In the event a Participant’s Awards are assumed, continued, or substituted upon the consummation of any Change in Control and the Participant’s employment is terminated without Cause within twenty-four (24) months following the consummation of such Change in Control, then such Awards shall be treated as follows subject to the Participant’s execution and non-revocation of a release of claims in a form determined by the Board or a Committee prior to the Change in Control:

(i)
each outstanding Award that is not subject to the achievement of performance criteria shall become fully vested and, if applicable, exercisable, and  each outstanding Award that is subject to the achievement of performance criteria shall be deemed earned as follows: (x) the number of Shares earned with respect to an Award for which the performance period has ended on or prior to the date of the Participant’s termination of employment shall be determined by the Board or a Committee based on the actual achievement of the applicable performance metrics with respect to such performance period and (y) the number of Shares earned with respect to an Award for which the performance period has not ended on or prior to the date of the Participant’s termination of employment shall be determined assuming achievement of the applicable performance metrics at 100% of target levels.

(ii)
each outstanding Award described in the immediately preceding clause (i) shall vest and settle or become exercisable as follows: (x) each Stock Appreciation Right and Stock Option shall become vested and exercisable on the seventy-fifth (75th) calendar day following the Participant’s termination of employment and shall remain vested and exercisable until the earlier of twelve (12) months following the Participant’s termination of employment or the expiration of the term of such Stock Appreciation Right or Option and (y) each Cash Award and Stock Award shall vest and settle on the seventy-fifth (75th) calendar day following the Participant’s termination of employment (or such other date as may be required under Section 409A of the Code to avoid the imposition of additional taxes or other adverse tax consequences thereunder).

ii.
Change in Control in which Awards are not Assumed.  Unless otherwise provided by the Board or a Committee in an Award Agreement or any other agreement with a Participant, in connection with a Change in Control in which Awards are not being assumed, continued, or substituted for, the following provisions shall apply to such Award, to the extent not assumed, continued, or substituted for:

A.
each outstanding Award that is not subject to the achievement of performance criteria shall become fully vested, and each outstanding Award that is subject to the achievement of performance criteria shall be deemed earned as follows: (x) the number of Shares earned with respect to an Award for which the performance period has ended on or prior to the date of the Change in Control shall be determined by the Board or a Committee based on the actual achievement of the applicable performance metrics with respect to such performance period and (y) the number of Shares earned with respect to an Award for which the performance period has not ended on or prior to the date of the Change in Control shall be determined assuming achievement of the applicable performance metrics at 100% of target levels; and

B.
with respect to each outstanding Award described in the immediately preceding (A), the Board or a Committee shall provide for the cancellation of such Award in exchange for either an amount of cash or other property with a value equal to the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights under the vested portion of such Award, as applicable; provided that, if the amount that could have been obtained upon the exercise or settlement of the vested portion of such Award or realization of the Participant’s rights, in any case, is equal to or less than zero, then the Award may be terminated without payment; provided, that any amount payable to the Participant shall be paid within thirty (30) calendar days following the Change in Control (or such other date as may be required under Section 409A of the Code).

16.	Amendment and Termination of the Plan.

(a)          Amendment and Termination.  The Administrator may amend, alter or discontinue the Plan or any Award Agreement, but any such amendment shall be subject to approval of the shareholders of the Company in the manner and to the extent required by Applicable Law. In addition, without limiting the foregoing, unless approved by the shareholders of the Company, no such amendment shall be made that would:

i.          increase the maximum number of Shares for which Awards may be granted under the Plan, other than an increase pursuant to Section 15 of the Plan;

ii.         reduce the minimum exercise price for Options or SARs granted under the Plan;

iii.        reduce the exercise price of outstanding Options or SARs; or

iv.         materially expand the class of persons eligible to receive Awards under the Plan.

(b)         Effect of Amendment or Termination.  No amendment, suspension or termination of the Plan shall impair the rights of any Award, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company or unless such actions are necessary or desirable to facilitate compliance with Applicable Law, as determined in the sole discretion of the Administrator. Termination of the Plan shall not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.

(c)          Effect of the Plan on Other Arrangements.  Neither the adoption of the Plan by the Board or a Committee nor the submission of the Plan to the shareholders of the Company for approval shall be construed as creating any limitations on the power of the Board or any Committee to adopt such other incentive arrangements as it or they may deem desirable, including without limitation, the granting of awards otherwise than under the Plan, and such arrangements may be either generally applicable or applicable only in specific cases.

17.	Designation of Beneficiary.

(a)         To the extent permitted under the terms of an Award Agreement, an Awardee may file a written designation of a beneficiary who is to receive the Awardee’s rights pursuant to Awardee’s Award or the Awardee may include the Participant’s Awards in an omnibus beneficiary designation for all benefits under the Plan pursuant to terms and conditions permitted by the Administrator. To the extent that Awardee has completed a designation of beneficiary while employed with HP Inc., such beneficiary designation shall remain in effect with respect to any Award hereunder until changed by the Awardee to the extent enforceable under Applicable Law.

(b)         Such designation of beneficiary may be changed by the Awardee at any time by written notice. In the event of the death of an Awardee and in the absence of a beneficiary validly designated under the Plan who is living at the time of such Awardee’s death, the Company shall allow the executor or administrator of the estate of the Awardee to exercise the Award, or if no such executor or administrator has been appointed (to the knowledge of the Company), the Company, in its discretion, may allow the spouse or one or more dependents or relatives of the Awardee to exercise the Award to the extent permissible under Applicable Law.

18.	No Right to Awards or to Employment.

No person shall have any claim or right to be granted an Award and the grant of any Award shall not be construed as giving an Awardee the right to continue in the employ of the Company or its Affiliates. Further, the Company and its Affiliates expressly reserve the right, at any time, to dismiss any Employee or Awardee at any time without liability or any claim under the Plan, except as provided herein or in any Award Agreement entered into hereunder.

19.	Legal Compliance.

Shares shall not be issued pursuant to the exercise of an Option, Stock Appreciation Right or Stock Award unless the exercise of such Option, Stock Appreciation Right or Stock Award and the issuance and delivery of such Shares shall comply with Applicable Laws and shall be further subject to the approval of counsel for the Company with respect to such compliance.

20.	Inability to Obtain Authority.

To the extent the Company is unable to or the Administrator deems it infeasible to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, the Company shall be relieved of any liability with respect to the failure to issue or sell such Shares as to which such requisite authority shall not have been obtained.

21.	Reservation of Shares.

The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as shall be sufficient to satisfy the requirements of the Plan.

22.	Notice.

Any written notice to the Company required by any provisions of this Plan shall be addressed to the Secretary of the Company and shall be effective when received.

23.	Governing Law; Interpretation of Plan and Awards.

(a)          This Plan and all determinations made and actions taken pursuant hereto shall be governed by the substantive laws, but not the choice of law rules, of the state of Delaware.

(b)          In the event that any provision of the Plan or any Award granted under the Plan is declared to be illegal, invalid or otherwise unenforceable by a court of competent jurisdiction, such provision shall be reformed, if possible, to the extent necessary to render it legal, valid and enforceable, or otherwise deleted, and the remainder of the terms of the Plan and/or Award shall not be affected except to the extent necessary to reform or delete such illegal, invalid or unenforceable provision.

(c)          The headings preceding the text of the sections hereof are inserted solely for convenience of reference, and shall not constitute a part of the Plan, nor shall they affect its meaning, construction or effect.

(d)          The terms of the Plan and any Award shall inure to the benefit of and be binding upon the parties hereto and their respective permitted heirs, beneficiaries, successors and assigns.

(e)          All questions arising under the Plan or under any Award shall be decided by the Administrator in its total and absolute discretion. In the event the Participant believes that a decision by the Administrator with respect to such person was arbitrary or capricious, the Participant may request arbitration with respect to such decision. The review by the arbitrator shall be limited to determining whether the Administrator’s decision was arbitrary or capricious. This arbitration shall be the sole and exclusive review permitted of the Administrator’s decision, and the Awardee shall as a condition to the receipt of an Award be deemed to explicitly waive any right to judicial review.

(f)          Notice of demand for arbitration shall be made in writing to the Administrator within thirty (30) days after the applicable decision by the Administrator. The arbitrator shall be selected by the Administrator. The arbitrator shall be an individual who is an attorney licensed to practice law in the State of Delaware. Such arbitrator shall be neutral within the meaning of the Commercial Rules of Dispute Resolution of the American Arbitration Association; provided, however, that the arbitration shall not be administered by the American Arbitration Association. Any challenge to the neutrality of the arbitrator shall be resolved by the arbitrator whose decision shall be final and conclusive. The arbitration shall be administered and conducted by the arbitrator pursuant to the Commercial Rules of Dispute Resolution of the American Arbitration Association. The decision of the arbitrator on the issue(s) presented for arbitration shall be final and conclusive and may be enforced in any court of competent jurisdiction.

24.	Limitation on Liability.

The Company and any Affiliate which is in existence or hereafter comes into existence shall not be liable to a Participant, an Employee, an Awardee or any other persons as to:

(a)         The Non-Issuance of Shares.  The non-issuance or sale of Shares as to which the Company has been unable to obtain from any regulatory body having jurisdiction the authority deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any shares hereunder; and

(b)          Tax Consequences.  Any tax consequence expected, but not realized, by any Participant, Employee, Awardee or other person due to the receipt, exercise or settlement of any Option or other Award granted hereunder.

25.	Indemnification.

Subject to requirements of Applicable Law, each individual who is or shall have been a member of the Board, or a Committee appointed by the Board, or an officer of the Company to whom authority was delegated in accordance with Section 4 (each an “Indemnified Individual”), shall be indemnified and held harmless by the Company against and from any loss, cost, liability, or expense that may be imposed upon or reasonably incurred by the Indemnified Individual in connection with or resulting from any claim, action, suit, or proceeding to which the Indemnified Individual may be a party or in which the Indemnified Individual may be involved by reason of any action taken or failure to act under the Plan and against and from any and all amounts paid by the Indemnified Individual in settlement thereof, with the Company’s approval, or paid by Indemnified Individual in satisfaction of any judgment in any such action, suit, or proceeding against the Indemnified Individual, provided the Indemnified Individual shall give the Company an opportunity, at its own expense, to handle and defend the same before the Indemnified Individual undertakes to handle and defend it on the Indemnified Individual’s own behalf, unless such loss, cost, liability, or expense is a result of the Indemnified Individual’s own willful misconduct or except as expressly provided by statute.

The foregoing right of indemnification shall not be exclusive of any other rights of indemnification to which such Indemnified Individuals may be entitled under the Company’s Certificate of Incorporation or By-laws, as a matter of law, or otherwise, or any power that the Company may have to indemnify them or hold them harmless.

26.	Unfunded Plan.

Insofar as it provides for Awards, the Plan shall be unfunded. Although bookkeeping accounts may be established with respect to Awardees who are granted Stock Awards under this Plan, any such accounts will be used merely as a bookkeeping convenience. The Company shall not be required to segregate any assets which may at any time be represented by Awards, nor shall this Plan be construed as providing for such segregation, nor shall the Company or the Administrator be deemed to be a trustee of stock or cash to be awarded under the Plan. Any liability of the Company to any Participant with respect to an Award shall be based solely upon any contractual obligations which may be created by the Plan; no such obligation of the Company shall be deemed to be secured by any pledge or other encumbrance on any property of the Company. Neither the Company nor the Administrator shall be required to give any security or bond for the performance of any obligation which may be created by this Plan.

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